Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of XP Inc. of our report dated April 27, 2020 relating to the financial statements, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Auditores Independentes

Sao Paulo, Brazil

June 29, 2020